Exhibit 99.1

PRESS RELEASE

For Immediate Release:Contact:

Mollie Condra, Ph.D.

HealthStream

(615)-301-3237

mollie.condra@healthstream.com

HealthStream Acquires myClinicalExchange

For the first time, HealthStream’s footprint expands to include the healthcare workforce before graduation, providing new opportunities to make the transition-to-practice by medical, nursing, and allied healthcare students more seamless

Nashville, Tennessee (December 10, 2020) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that it has acquired substantially all of the assets of myClinicalExchange LLC, a Denver-based information technologies company. Through the acquisition, HealthStream gains myClinicalExchange’s SaaS application that allows healthcare organizations to track, manage, and report the intern and clinical rotation educational requirements of medical, nursing, and allied healthcare students, as well as host required documentation for medical residents. The myClinicalExchange application has been used by approximately 400 hospitals; 1,000 colleges and universities; and 50,000 medical, nursing, and allied healthcare students, annually.

“Right now, millions of healthcare professionals know HealthStream well and regularly utilize our platform,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “By adding myClinicalExchange, tens of thousands of medical, nursing, and allied healthcare students will join our user network, which I believe will add value to them in their careers, while healthcare organizations will benefit from early access and development of the new, upcoming classes of  healthcare professionals. It’s an exciting opportunity to introduce innovative synergies to the healthcare workforce.”

Every year in the U.S., medical, nursing, and allied healthcare students are required to fulfill clinical rotations in a healthcare organization (primarily hospitals) as part of their educational programs. Hospitals, in turn, are responsible for managing their requests for rotations, tracking and ensuring compliance of their rotations, and ensuring that proper credentials are in place for their working in their organizations with patients. myClinicalExchange’s ability to streamline these processes for both the student and the healthcare organization has made it a market-leading solution for this niche, critical area of workforce management.

“HealthStream’s leadership as the healthcare industry’s premier workforce solutions provider makes them ideally positioned to add myClinicalExchange to their ecosystem,” said Shekar Jayaraman, founder, myClinicalExchange. “Our myClinicalExchange application is consistently praised by some of the largest healthcare systems in the country—and the opportunities that HealthStream can now add will benefit everybody.”

Following the acquisition, current customer support for the myClinicalExchange application will remain in place. Executive oversight of the myClinicalExchange business will be provided by Trisha Coady, Senior Vice President & General Manager, Clinical Solutions, HealthStream. The myClinicalExchange application will be included in HealthStream’s Workforce Solutions business segment.

“We have an exciting vision for further supporting healthcare organizations in their hosting of medical, nursing, and allied healthcare students who are fulfilling critical components of their education with clinical rotations,” said Trisha Coady, Senior Vice President & General Manager, Clinical Solutions, HealthStream. “I would like to extend a warm welcome to myClinicalExchange’s customers, users, and employees as we work together to achieve that vision.”

Terms of the Transaction:

HealthStream acquired substantially all of the assets of myClinicalExchange LLC for approximately $4.5 million in cash, subject to customary purchase price adjustments.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Jericho, New York; Boulder; Colorado; Denver, Colorado; San Diego, California; Chicago, Illinois; Portland, Oregon; and Raleigh, North Carolina. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated financial results associated with the acquisition may not be achieved, and that the   anticipated financial and strategic benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, filed on October 29, 2020, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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